UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Sovos Brands, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication is being filed in connection with the proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”):

Sovos Brands All Employee Call Script

The Announcement by Todd

Hello everyone. Thanks for joining this important call today. As I shared in my email earlier this morning, we have made the significant decision to sell Sovos Brands to Campbell's.

•	This decision is anchored in our commitment and pursuit to continue to grow our brands and maximize value for our shareholders, employees, consumers, customers, and the communities we serve.

Why sell the company and why now? (Verbal)

•	While I am very confident in the decision to sell Sovos Brands to Campbell’s, it is not a decision that was made lightly, for me or the Board, and it took tremendous thought and consideration.

•	Sovos Brands isn’t just any company. For nearly seven years, this has been ‘our company’ that we have built together with unwavering tenacity, courage, and passion.

•	Let me digress briefly to emphasize how far we have come in such a short time.

o	We started this company from my house with six employees and now operate in five locations with over 700 employees.

o	We have grown from around $70M to over $900M in Net Sales.

o	We successfully transitioned from a private company to a public company.

o	We have been the fastest growing food company of scale in the United States for two straight years.

o	And we have created a lot of joy for our consumers with our absolutely delicious food.

•	We believe that this transaction is an opportunity to take Rao’s, noosa, and Michael Angelo’s brands to a new chapter of growth and success.

•	As one of the oldest, most respected food companies, Campbell’s has a stellar reputation for being a trusted food business. For more than 150 years, Campbell’s has been connecting people through food they love. Importantly, Campbell’s has deep expertise across an array of food categories, a proven track record with consumers and customers, and the infrastructure, systems, and economies of scale to continue to grow our brands.

•	Rao’s, our iconic brand, is well on its way to becoming a billion-dollar brand. Campbell’s resources will play a critical role in taking Rao’s to even greater heights and expanding the brand into even more households across the country.

o	Thanks to all of your efforts, Rao’s has grown to over $650 million in Net Sales over the last 12 months, growing over 30% - truly the fastest growing brand I have ever worked on!

•	Michael Angelo’s will add premium authentic Italian frozen meals to the Campbell’s portfolio. Frozen meals and pizza will be new categories for Campbell’s and represent a solid complement to their existing Pepperidge Farm’s frozen portfolio.

•	In the Campbell's investor call earlier today, Campbell’s CEO Mark Clouse shared how impressed he was with noosa’s great tasting products, strong performance, and talented leadership. While yogurt is not core to their strategy, the strength of the noosa business allows Campbell’s the patience to consider the best strategic alternatives for the brand. In the immediate term, Campbell’s plans to continue to run noosa with dedicated resources and support.

•	Before I hand it over to Tom and Lisa to share some additional information, I wanted to share how impressed I have been with Campbell’s leaders throughout this process.

•	I’ve spent a lot of time with Campbell’s leadership team, especially Mark. In his words, “he’s thrilled to add the most compelling growth story in the food industry and welcome the talented employees who have built a nearly $1 billion portfolio.” This is a big compliment to the hard work of our team, and I know our brands will be in very capable hands.

•	I will now hand it over to Tom to discuss what’s next.

What’s Next – Tom

•	As many of you likely saw, we issued a joint press release with Campbell's earlier this morning and they are also announcing internally today.

•	Campbell’s will be paying $23 per share in cash, representing a total value of approximately $2.7 billion. resulting in a 92% increase from our 2021 IPO price.

•	The transaction includes the entire sale of Sovos Brands, which includes all three of our brands; Rao’s, Michael Angelo’s, and noosa.

•	In our discussions with Campbell’s leaders, they are excited to add Sovos Brands to their business. It is a perfect fit with their strategy and strengthens and diversifies their Meals & Beverages division.

•	Until we close the deal, this means we will continue to deliver on our year-end Sovos Brands targets in total across all brands to achieve our financial commitments.

•	We anticipate the deal to close by the end of this year.

•	I am now going to hand it over to Lisa to talk more about next steps.

What’s Next – Lisa

•	Until the transaction closes, both companies will continue to operate independently with business as usual. There will be some exceptions to communication and decision rights, that each functional leader will walk through with their teams over the next few days.

•	Like me, I am sure you are experiencing an array of emotions, and are wondering “what does this mean for me?” This is perfectly normal and expected.

•	I ask for your patience as we work with Campbell's to build the integration plan.

•	We will work with Campbell’s to form an integration team that will be comprised of leaders from both companies.

•	Campbell’s has said that they anticipate integrations will be phased over time, likely over a 12- to 18-month period after the transaction closes. We will keep you apprised as plans and decisions are made.

•	In the meantime, here are some resources this week to help you:

o	Today – Site and Team Meetings; FAQs posted on the HUB.
o	Tomorrow and Wednesday – Functional “What Happens Next and Ways of Working” meetings that outline the transaction stages, ways of working and information on compensation, benefits and severance.
o	Virtual Q&A sessions – open forums for employees to ask questions.
o	Campbell’s has also provided an introductory letter and FAQs. They plan to hold town hall sessions in each location the week of August 21st.

•	In the functional meetings, we will answer your questions and discuss next steps for how we will contact customers, brokers, suppliers, and vendors and what we can and can’t communicate.

•	During this time, it is important that we continue to stay focused on our business and not become distracted by media, rumors, or speculation. As always, if a member of the media reaches out to you, please do not respond, and forward all inquiries to Lauren Armstrong.

•	Please also continue to follow social media guidelines and refrain from posting about the pending deal, this includes LinkedIn.

•	I know you probably have many questions. Given we have over 200 employees on the call today, it will be impossible to answer all of your questions. As such, we are going to ask you to hold your questions until your site and functional meetings today and tomorrow.

•	Before we close, I am going to pass it back to Todd for some closing thoughts.

Closing and Proud of Our Accomplishments

•	As we close, I want to share how proud I am of what we’ve accomplished together to create a highly differentiated, rapidly growing one-of-a-kind food company. There is no food company producing the type of volume-led growth that Sovos Brands has been delivering.

•	Please know that the last seven years have been the absolute highlight of my 35-year career in CPG. From the early days when it was just me, a few employees, Bill Johnson, and Advent, to today as a very successful publicly traded company with over 700 employees.

•	We owe this success to all of you!

•	Your commitment, passion, and tenacity have been the key to each step in the journey and to our success today. And I sincerely thank every one of you for your contributions.

•	We will have time to celebrate these many accomplishments.

•	Together, we have created a lot of joy for consumers through our absolutely delicious food, and we can all be proud of this opportunity for our brands to enter their next chapter of growth and success.

•	As Lisa said, we know this news will come with a range of emotions, and I understand that.

•	Sovos Brands leadership will be available throughout the process to provide support and answer questions.

•	Thank you.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”). In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://sovosbrands.com or by contacting the Company by email at IR@sovosbrands.com or by mail at 168 Centennial Parkway, Suite 200, Louisville, CO 80027.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March  8, 2023, its Proxy Statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2023, its Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, which was filed with the SEC on May 10, 2023, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company or Campbell, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and the risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive.

Forward-looking statements represent managements’ beliefs and assumptions only as of the date of this communication. The Company disclaims any obligation to update forward-looking statements except as required by law.